UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549


FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER (12) G OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF
    1934


COMMISSION FILE NUMBER  333-73712-13

CWABS, Inc.
        (Exact name of registrant as specified in its charter)

4500 Park Granada
Calabasas, California  91302            818-225-2340
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(ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

Countrywide Home Equity Loan Trust Revolving Asset Backed Pass-Through Certificates

2002-D
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(TITLE OF EACH CLASS OF SECURITIES COVERED BY THIS FORM)

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(TITLE OF ALL OTHER CLASSES OF SECURITIES FOR WHICH A DUTY TO FILE
 REPORTS UNDER SECTION 13(A) OR 15 (D) REMAINS

PLEASE PLACE AN X IN THE BOX(ES) TO DESIGNATE, THE APPROPRIATE RULE PROVISION(S) RELIED UPON TO TERMINATE OR SUSPEND THE DUTY TO FILE REPORTS:

        Rule 12g-4 (a) (1|  |            Rule 12h-3 (b) (| X |
        Rule 12g-4 (a) (1|  |            Rule 12h-3 (b) (|     |
        Rule 12g-4 (a) (2|  |            Rule 12h-3 (b) (|     |
        Rule 12g-4 (a) (2|  |            Rule 12h-3 (b) (|     |
                                         Rule 15d-6      | X |

APPROXIMATE NUMBER OF HOLDERS OF RECORD
AS OF THE CERTIFICATION OR NOTICE DATE:      less than 300

PURSUANT TO THE REQUIREMENTS OF THE SECURITIES EXCHANGE ACT OF 1934,
CWABS, Inc.
HAS CAUSED THIS CERTIFICATION TO BE SIGNED ON ITS BEHALF
OF THE UNDERSIGNED DULY AUTHORIZED PERSON.
DATE:           01/31/2003       By: /s/   Barbara Grosse
                                         Barbara Grosse
                                         Vice President
                                         Bank One, NA

INSTRUCTION: THIS FORM IS REQUIRED BY RULES 12G-4, 12H-3 AND 15D-6 OF THE GENERAL RULES AND REGULATIONS UNDER THE SECURITIES EXCHANGE ACT
OF1934. THE REGISTRANT SHALL FILE WITH THE COMMISSION THREE COPIES OF FORM 15, ONE OF WHICH SHALL BE MANUALLY SIGNED. IT MAY BE SIGNED BY
AN OFFICEROF THE REGISTRANT, BY COUNSEL OR BY ANY OTHER DULY
AUTHORIZED PERSON.  THE NAME AND TITLE OF THE PERSON SIGNING THE
FORM SHALL BE TYPED OR PRINTED UNDER THE SIGNATURE.